Exhibit 3.1
SECOND RESTATED ARTICLES OF INCORPORATION

OF

HALLADOR ENERGY COMPANY

Hallador Energy Company (the “Corporation”), a corporation organized and existing under Colorado law, does hereby certify that the board of directors of the Corporation (the “Board of Directors”) and the shareholders of the Corporation adopted these Second Restated Articles of Incorporation (the “Articles”) by resolutions receiving the affirmative vote of the holders of a majority of the shares entitled to vote thereon.  The number of shares voted for the amendment was sufficient for approval.  These Articles restate and supersede the original Articles of Incorporation, the Restated Articles of Incorporation and all amendments thereto.

ARTICLE I.   The name of the Corporation shall be Hallador Energy Company.

ARTICLE II.   The term for which the Corporation is to exist is perpetual.

ARTICLE III.   (a)  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the laws of Colorado.

(b) The Corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under the laws of Colorado.

ARTICLE IV.   (a)  The aggregate number of shares of capital stock which the Corporation is authorized to issue is 110,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.01, and 10,000,000 shares of preferred stock, par value $0.10, issuable in series.

(b) The Board of Directors is authorized, subject to limitations prescribed by Colorado law and the provisions of this Article IV to divide the preferred stock into series and fix and determine the relative rights and preferences of the shares of any series so established.

(c) The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) The number of shares constituting that series and the distinctive designation of that series;

(ii) The divided rate on the shares of that series, the time of payment of dividends, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii) Whether shares of that series shall having voting powers, in addition to the voting powers provided by law, and, if so, the terms of such voting powers;

(iv) Whether shares of that series shall have conversion privileges, and, if so, the terms and conditions on which such shares may be converted, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the redemption price, which amount may vary under different conditions and at different redemption rates;

(vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii) Any other relative rights, preferences and limitations of that series.

Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series of preferred stock may be made dependent upon facts ascertainable outside these Articles or of any amendment hereto, or outside the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors pursuant to authority expressly vested in it by these provisions, provided that such facts and the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series of stock are clearly and expressly set forth in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors.

(d) Each shareholder of record shall have one vote for each share of common stock standing in his name on the books of the Corporation and entitled to vote.  Cumulative voting shall not be allowed in the election of directors or for any other purpose.

(e) At all meetings of shareholders, one-third of the shares entitled to vote at such meeting represented in person or by proxy shall constitute a quorum, and at any meeting at which a quorum is present, the affirmative vote of a majority of the shares represented at such meeting and entitled to vote on the subject matters shall be the act of the shareholders; except that the following actions shall require the affirmative vote or concurrence of the holders of at least a majority of all of the outstanding shares of the Corporation entitled to vote thereon:  (1) adopting an amendment or amendments to these Articles, (2) lending money to, guaranteeing the obligations of or otherwise assisting any of the directors of the Corporation, (3) authorizing the sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Corporation, with or without its goodwill, not in the usual and regular course of business, (4) approving a plan of merger or consolidation, (5) adopting a resolution submitted by the Board of Directors to dissolve the Corporation, and (6) adopting a resolution submitted by the Board of Directors to revoke voluntary dissolution proceedings.

(f) Any action required or permitted under Colorado law to be taken by the shareholders may be taken by the shareholders without a meeting as evidenced by the written consent of the shareholders holding at least a majority of all of the outstanding shares of the Corporation entitled to vote thereon, unless a greater percentage is required by Colorado law or these Articles.

(g) The Board of Directors may from time to time distribute to the shareholders in partial liquidation, out of either stated capital or capital surplus of the Corporation, a portion of its assets, in cash or property, subject to the limitations contained in the statutes of Colorado.

ARTICLE V.   (a)  The Corporation shall have the right to indemnify any person to the fullest extent allowed by the laws of Colorado.

(b) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts specified in Section 7-108-403 of the Colorado Business Corporation Act, or (iv) for any transaction from which the director directly or indirectly derived an improper personal benefit.  If the Colorado Business Corporation Act is amended after approval by the shareholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act, as so amended.

(c) Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VI.   The registered agent of the Corporation shall be Victor P. Stabio and the office of its registered office shall be:

1660 Lincoln Street, Suite 2700
Denver, Colorado 80264

ARTICLE VII.   The address of the Corporation’s principal place of business shall be:

1660 Lincoln Street, Suite 2700
Denver, Colorado 80264

ARTICLE VIII.   The number of directors of the Corporation shall be not less than three nor more than fifteen, as determined from time to time by the Board of Directors.

ARTICLE IX.   No holder of any shares of any class of stock of the Corporation shall, as such holder, have any preemptive or preferential right to receive, purchase, or subscribe to (1) any unissued or treasury shares of any class of stock, whether now or hereafter authorized, of the Corporation, (2) any obligations, evidences of indebtedness, or other securities of the Corporation convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase, or subscribe to, any such unissued or treasury shares, (3) any warrant or option for the purchase of, any of the foregoing securities, or (4) any other securities that may be issued or sold by the Corporation, other than such (if any) as the Board of Directors of the Corporation, in its sole and absolute discretion, may determine from time to time.

IN WITNESS WHEREOF, the Corporation has caused this Second Restated Articles of Incorporation to be executed by its duly authorized officer as of this 23rd day of December 2009.

Victor P. Stabio, Chief Executive Officer

Teressa Jones, Assistant Secretary